                                 SCHEDULE 14A

                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        NATIONAL GOLF PROPERTIES, INC.
                        ------------------------------
               (Name of Registrant as Specified in its Charter)
                -------------------------------------------------


      -------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which the transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                        NATIONAL GOLF PROPERTIES, INC.
                         2951 28TH STREET, SUITE 3001
                        SANTA MONICA, CALIFORNIA 90405

                          ---------------------------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 1997

     The Annual Meeting of Stockholders (the "Annual Meeting") of National Golf Properties, Inc. will be held at DC3 Restaurant - Flight Room, 2800 Donald Douglas Loop North, Santa Monica, California, on Tuesday, May 6, 1997 at 9:00 a.m., local time, for the following purposes:

     1. To elect two directors to serve until the 2000 annual meeting of stockholders and until their successors are elected and have qualified;

     2. To approve the Company's 1997 Equity Participation Plan, as described herein; and

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors of the Company has fixed the close of business on March 31, 1997 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

     Management welcomes your attendance at the Annual Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, HOWEVER, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. Your proxy is revocable and will not affect your right to vote in person in the event you attend the Annual Meeting.

                                       By Order of the Board of Directors,

                                       /s/ Edward R. Sause

                                       Edward R. Sause
                                       Executive Vice President and Secretary

Santa Monica, California
April 4, 1997

                        NATIONAL GOLF PROPERTIES, INC.

                          --------------------------


                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 6, 1997


     This Proxy Statement is furnished to the stockholders of National Golf Properties, Inc., a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of outstanding shares of common stock, par value $.01 per share, of the Company ("Common Stock") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 6, 1997, and at any and all adjournments or postponements thereof, for the following purposes:

     1. To elect two directors to serve until the 2000 annual meeting of stockholders and until their successors are elected and have qualified;

     2.   To approve the 1997 Plan (as defined below); and

     3. To transact such other business as may properly come before the meeting.

     On March 31, 1997, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had 12,364,320 shares of Common Stock outstanding. Each such share of Common Stock is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their shares of Common Stock for the purpose of electing directors or otherwise. Presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of holders of a plurality of the shares voting is required to elect new directors to the Company's Board of Directors. The approval of the 1997 Plan requires the affirmative vote of holders of a majority of the shares voting, provided the total votes cast represent a majority of the outstanding shares of Common Stock. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining whether the 1997 Plan is approved, abstentions and broker non-votes will not be counted as shares voting. Accordingly, abstentions and broker non-votes may have the effect of votes against approval of the 1997 Plan if they result in a failure of the total votes cast to represent a majority of the outstanding shares of Common Stock. Shares represented by proxies that reflect abstentions will have no effect on the outcome of the vote to elect the two new directors.

     Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted at the Annual Meeting for the nominees named below for election as directors and in favor of adopting the 1997 Plan. With respect to any other business which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders. A stockholder may revoke his or her proxy at any time before exercise by delivering to the Secretary of the Company a written notice of such revocation, by filing with the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

     The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors and officers of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. The company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company has retained the services of D.F. King & Co., Inc. for a fee of $4,500 plus out-of-pocket expenses to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others.

     The principal executive offices of the Company are located at 2951 28th Street, Suite 3001, Santa Monica, California 90405. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors will first be sent to the Company's stockholders is April 4, 1997.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Board of Directors of the Company currently is comprised of seven members divided into three classes serving staggered terms of three years each. Pursuant to the Company's Articles of Incorporation and Bylaws, the term of office of one class of directors expires each year and at each annual meeting the successors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors are elected and have qualified. The current terms of two directors expire in this year, two expire in 1998 and three expire in 1999.

     In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the two nominees designated below, each of whom is currently a director of the Company, to serve until the 2000 annual meeting of stockholders and until their respective successors shall have been elected and qualified. The Company expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable for election, the shares of Common Stock represented by the proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies. In no event will the proxy be voted for more than two nominees.

     Under the Company's Bylaws, nominations of persons for election to the Board of Directors, other than those made by or at the direction of the Board of Directors, may be made at the Annual Meeting only if pursuant to a timely notice delivered or mailed to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the Company's principal executive offices not more than 75 nor less than 50 days prior to the Annual Meeting or, if less than 65 days' notice or prior public disclosure of the date of the meeting is given to stockholders, on the fifteenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made, whichever occurs first. A notice of nomination must set forth certain information as required under the Company's Bylaws.

NOMINEES FOR ELECTION AS DIRECTOR

NAME                              AGE       PRESENT POSITION WITH THE COMPANY       DIRECTOR SINCE
----                              ---       ---------------------------------       --------------
Richard A. Archer..............    69       Director                                 1993
David G. Price.................    64       Chairman of the Board of Directors       1993

     Richard A. Archer has served as a director of the Company since August 31, 1993. Mr. Archer served as the Chairman of the board of directors of Jardine Insurance Brokers, Inc. ("Jardine") from 1986 to 1993, and served as Deputy Chairman of Jardine until December 31, 1995. Mr. Archer is now an independent consultant. Mr. Archer is also a director of the Hydril Company.

     David G. Price has served as the Chairman of the Board of Directors of the Company since its formation in April 1993. Mr. Price also serves as the Chairman of the board of directors of American Golf Corporation ("AGC") and has served in such capacity since he founded AGC in 1973. Mr. Price is also a Trustee and the President of the Museum of Flying in Santa Monica, California.

DIRECTORS CONTINUING IN OFFICE

NAME                         AGE       DIRECTOR SINCE      TERM EXPIRES
----                         ---       --------------      ------------
John C. Cushman, III.......   56            1994               1999
Bruce Karatz...............   51            1993               1998
Charles S. Paul............   47            1993               1999
Richard C. Price...........   42            1993               1998
Edward R. Sause............   42            1993               1999

     John C. Cushman, III has served as a director of the Company since July 20, 1994. Mr. Cushman has been President and Chief Executive Officer of Cushman Realty Corporation since 1978. Mr. Cushman also serves as director of the Boy Scouts of America, the Los Angeles Museum of Contemporary Art and Junior Achievement, Inc.

     Bruce Karatz has served as a director of the Company since August 31, 1993. Mr. Karatz has been President, Chief Executive Officer and a director of Kaufman and Broad Home Corporation ("Kaufman") since 1986 and Chairman of the board of directors of Kaufman since July 1993. Mr. Karatz is also a director of Honeywell, Inc., Smith's Food & Drug Centers, Inc. and a Trustee of the National Park Foundation and RAND Corporation.

     Charles S. Paul has served as a director of the Company since August 31, 1993. Mr. Paul is Chairman and Chief Executive Officer of Sega GameWorks L.L.C. Prior to joining Sega GameWorks L.L.C., Mr. Paul was an Executive Vice President and director of MCA, Inc. from 1989 until March of 1996 and served as President of MCA Enterprises, Inc. from 1986 until March of 1996. Mr. Paul is also a director of The 3DO Company and Interplay Productions.

     Richard C. Price has served as President and as a director of the Company since April 1993. Prior to the initial public offering of the Company's Common Stock in August 1993, Mr. Price served as Executive Vice President in charge of golf course acquisitions for AGC. In such capacity, he oversaw the evaluation and due diligence processes for all acquisitions and managed acquisition personnel in AGC's eastern, central and western regions. Mr. Price was also responsible for the expansion of new business opportunities for AGC and was a member of AGC's executive committee. Mr. Price is a son-in-law of David G. Price.

     Edward R. Sause has served as Executive Vice President, Chief Financial Officer and Secretary and as a director of the Company since April 1993. Prior to the Company's initial public offering in 1993, Mr. Sause was a director, a member of AGC's executive committee and the Senior Vice President and Chief Financial Officer of AGC. Mr. Sause is also a Trustee and Treasurer of the Museum of Flying. Prior to joining AGC in September 1990, Mr. Sause was employed at Columbia Pictures Entertainment from June 1986 to September 1990 as Senior Vice President and Controller of Columbia Pictures Television and Columbia International, and prior to that time served as Vice President and Controller for the Entertainment Business Sector of The Coca-Cola Company and Columbia Pictures Motion Picture Division. In April 1997, Mr. Sause is expected to resign as an officer of the Company to become an officer and director of AGC. Mr. Sause thereafter will continue to be a director of the Company and, if approved by the Company's Board of Directors and the Independent Committee (as defined below), will serve as a consultant to the Company. See "Executive Officers" and "Executive Compensation - Employment Agreements."

BOARD OF DIRECTORS MEETINGS; COMMITTEES AND COMPENSATION

     The Board of Directors of the Company is currently comprised of seven members divided into three classes serving staggered terms of three years each. The Company's Bylaws provide that the majority of its Board of Directors must consist of directors who are unaffiliated with David G. Price (the "Independent Directors"). Messrs. Archer, Karatz, and Paul were elected as Independent Directors by the Company's Board of Directors on August 31, 1993. Mr. Cushman was elected as an Independent Director on July 20, 1994.

     In accordance with the Company's Bylaws, transactions involving the Company and affiliates of David G. Price require the approval of a committee of the Board of Directors consisting solely of Independent Directors (the "Independent Committee"). Such transactions with affiliates of David G. Price include, without limitation, (i) lease negotiation with respect to owned golf courses and the enforcement and renegotiation of such leases, (ii) the selection of operators for acquired golf courses, and (iii) consideration of the Company's right of first refusal to acquire limited partnership units ("OP Units") in National Golf Operating Partnership, L.P. (the "Operating Partnership"), through which the Company owns substantially all of the golf courses and conducts its operations, upon transfer of OP Units as provided in the Operating Partnership's Agreement of Limited Partnership (the "OP

Operating Agreement"). Certain other significant actions of the Company's Board of Directors will require the approval of a minimum of five directors and certain matters relating to the Operating Partnership require the approval of holders of a majority of the OP Units. David G. Price and his affiliates own more than 90% of the OP Units.

     The Company's Board of Directors held five meetings during the year ended December 31, 1996. During that period, no director attended fewer than 75% of the total number of meetings of the Board of Directors and of committees of the Board of Directors on which such director served.

     The Company currently pays each of its Independent Directors a fee of $12,000 per year for services as a director plus $1,000 for attendance at each meeting of the Company's Board of Directors. In addition, the Company reimburses all directors for reasonable travel expenses incurred in connection with their duties as directors of the Company.

     The Board of Directors has (i) an Independent Committee, (ii) an Executive Committee, (iii) an Audit Committee and (iv) a Compensation Committee, each established on August 10, 1993 under the Company's Bylaws. The Company does not have a Nominating Committee.

     Independent Committee.   As provided in the Company's Bylaws, the
Independent Committee includes only Independent Directors. The Independent Committee was established to oversee the selection of operators for golf courses acquired in the future and to approve transactions between the Company and affiliates of David G. Price that it considers from time to time. Messrs. Archer, Cushman, Karatz and Paul are the current Independent Committee members.

     Executive Committee.   The Executive Committee has such authority as may be
granted by the Company's Board of Directors, including the power to acquire and dispose of real property and the power to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements. The Executive Committee consists of the Chairman of the Board of Directors, the Chairman of the Independent Committee and an executive officer of the Company. Messrs. David
G. Price, Archer, and Richard C. Price are the current members of the Executive Committee.

     Audit Committee.   The Audit Committee was established to make
recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. Messrs. Cushman, Karatz and Paul are the current members of the Audit Committee. The Audit Committee held one meeting during 1996.

     Compensation Committee.   The Compensation Committee is responsible for the
administration of the Company's employee benefit plans. The Compensation Committee is authorized to determine the persons eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee also reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company. Messrs. Cushman and Paul are the current members of the Compensation Committee. The Compensation Committee held no meetings during 1996, but took action with respect to certain matters by unanimous written consent.

                                  PROPOSAL 2
                        1997 EQUITY PARTICIPATION PLAN

     Pursuant to its policy of seeking to structure compensation paid to key employees to be deductible for federal income tax purposes, the Board of Directors has terminated the 1993 Stock Option and Incentive Plan for Key Employees of National Golf Properties, Inc., National Golf Operating Partnership, L.P. and American Golf Corporation (the "1993 Plan") as of May 6, 1997 and adopted the 1997 Equity Participation Plan of National Golf Properties, Inc., National Golf Operating Partnership, L.P. and American Golf Corporation (the "1997 Plan"), effective upon stockholder approval. The terms of the 1997 Plan are summarized below. The summary of the 1997 Plan below is qualified in its entirety by reference to the 1997 Plan itself, copies of which will be available at the Annual Meeting and can also be obtained by making a written request to the Company's Secretary.

     The Board of Directors recommends approval of the 1997 Plan.

REASONS FOR ADOPTION OF THE 1997 PLAN

     Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of compensation paid to certain top executives unless such compensation constitutes "qualified performance-based compensation" or satisfies another exemption from the limits of Section 162(m). The Board of Directors has determined that it is advisable to continue to provide stock-based compensation to key employees of the Company, the Operating Partnership and AGC and their respective subsidiaries, thereby providing such employees with additional incentive to further the growth, development and financial success of the Company and to enable the Company, the Operating Partnership, AGC and their respective subsidiaries to obtain and retain the services of such key employees. The Board of Directors has further determined that it is advisable that such stock-based compensation paid to employees covered by Section 162(m) constitute "qualified performance-based compensation" to the extent the Compensation Committee determines is appropriate or advisable. In accordance with such determination, the Board of Directors has terminated the 1993 Plan and adopted the 1997 Plan. Therefore, the Board of Directors recommends that the 1997 Plan be approved.

DESCRIPTION OF THE 1997 PLAN

     The 1997 Plan consists of two plans: (i) one for the benefit of the key employees of the Company and its subsidiaries (other than the Operating Partnership); and (ii) one for the benefit of key employees of the Operating Partnership and AGC and their respective subsidiaries. The principal purposes of the 1997 Plan are to provide incentives for key employees of the Company, the Operating Partnership and AGC and their respective subsidiaries through granting of options, restricted stock and performance awards, thereby providing them with incentive to further the Company's growth, development and financial success, and to enable the Company, the Operating Partnership and AGC and their respective subsidiaries to obtain and retain the services of key employees considered essential to the long range success of the Company.

     Under the 1997 Plan, not more than 800,000 shares of Common Stock (i.e.,
                                                                        ----
the Common Stock of the Company, par value $0.01 per share, and any equity security of the Company (including debt securities convertible into Common Stock) issued or authorized to be issued in the future, but excluding any preferred stock and any warrants, options or other rights to purchase Common Stock) are authorized for issuance subject to options or performance awards or as restricted stock awards. Initially, such Common Stock shall be shares of the Company's common stock, par value $.01 per share. Furthermore, the maximum number of shares which may be subject to options, awards of restricted stock or performance awards granted under the 1997 Plan to any individual during any calendar year cannot exceed 100,000 (the "Award Limit"). No options or performance awards have been granted and no restricted stock has been awarded under the 1997 Plan, and the 1997 Plan will become effective upon stockholder approval of the 1997 Plan. On March 26, 1997, the closing price of the Common Stock on the New York Stock Exchange was $31.375 per share.

     The shares available under the 1997 Plan upon exercise of stock options or performance awards, and for issuance as restricted stock, may be either previously unissued shares or treasury shares. Subject to certain limitations, in the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including but not limited to, a Corporate Transaction, as defined below), or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Committee's discretion, affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 1997 Plan or with respect to an option, restricted stock or performance awards, the Committee shall, as it may deem equitable adjust (i) the number and kind of shares of Common Stock (or other securities or property) issuable under the 1997 Plan, (ii) the Award Limit, (iii) the number and kind of Common Stock subject to outstanding awards and (iv) the grant or exercise price of options or performance awards.

     For purposes of the 1997 Plan, "Corporate Transaction" means any of the following stockholder-approved transactions to which the Company is a party:
(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, form a holding company or effect a similar reorganization as to form whereupon the 1997 Plan and all options are assumed by the successor entity; (ii) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to clause (i), above; or (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

     Subject to the 1997 Plan's limit on the maximum number of shares which may be issued under the 1997 Plan, the following shares shall continue to be, or shall again become, available for issuance under the 1997 Plan: (i) any shares which were subject to the unexercised portion of a stock option or other award that expires or is canceled; (ii) any shares which were subject to an option or award that is exercised for cash; (iii) any shares of restricted stock that are forfeited by the grantee or repurchased by the Company; (iv) shares of Common Stock which are delivered to or withheld by the Company upon the exercise of any option or other award, in payment of the exercise price thereof, and (v) any shares subject to options or other awards which are adjusted pursuant to certain corporate transactions or events and become exercisable with respect to shares of stock of another corporation; provided, however, that no shares shall again be available for issuance if such action would cause an option intended to be an incentive stock option under Section 422 of the Code to fail to so qualify.

     ADMINISTRATION

     The 1997 Plan will be administered by the Compensation Committee, or another committee or a subcommittee of the Board of Directors assuming the functions of the Compensation Committee under the 1997 Plan (any such committee administering the 1997 Plan is hereinafter referred to as the "Committee"), consisting solely of two or more members of the Board of Directors each of whom is both a "non-employee director" as defined by Rule 16b-3 under the Exchange Act and an "outside director" for purposes of Section 162(m) of the Code.

     The Committee is authorized to select from among the eligible employees of the Company, the Operating Partnership, or AGC or their subsidiaries the individuals to whom options, restricted stock and/or performance awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the 1997 Plan.

     The Committee is also authorized to interpret the 1997 Plan and the options, restricted stock and performance awards thereunder, to adopt such rules for the administration, interpretation and application of the 1997 Plan as are consistent therewith and to interpret, amend or revoke any such rules. In addition, the Board of Directors, in its absolute discretion, may at any time exercise any and all rights or duties of the Committee under the 1997 Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole and absolute discretion of the Committee.

     Members of the Committee will receive such compensation, if any, for their services as may be determined by the Board of Directors. All expenses and liabilities that the members of the Committee incur in connection with the administration of the 1997 Plan will be borne by the Company.

     The Committee may in its discretion delegate to the principal accounting officer of the Company or the Secretary of the Company, or both, any or all of the administrative duties and authority of the Committee under the 1997 Plan, other than the authority to make grants or awards under the 1997 Plan, to determine the price, timing or amount of such grants or awards or to determine any other matter required by Rule 16b-3 or Section 162(m) of the Code to be determined in the sole discretion of the Compensation Committee.

     ELIGIBILITY TO RECEIVE OPTIONS, RESTRICTED STOCK AND PERFORMANCE AWARDS

     Subject to the Award Limit and the Ownership Limit (i.e., the limit set
                                                         ---
forth in the Company's Articles of Incorporation which provides that no person may own more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Common Stock (as defined in the Company's Articles of Incorporation) of the Company), officers and other employees of the Company, the Operating Partnership, AGC or any of their respective subsidiaries who are determined by the Committee to be key employees are eligible to receive options, performance awards and restricted stock grants under the 1997 Plan. If, however, there are less than 10 golf course leases in effect between the Company or Operating Partnership, as landlord, and AGC, as tenant, employees of AGC and subsidiaries of AGC will no longer be eligible to receive awards under the 1997 Plan.

     The approximate number of individuals in each class eligible to participate in the 1997 Plan is as follows: five officers and employees of the Company and its subsidiaries, fourteen officers and employees of the Operating Partnership and its subsidiaries, and fifty officers and employees of AGC and its subsidiaries.

     More than one option or performance award may be granted and more than one award of restricted stock may be made to a key employee, but the options, performance awards and restricted stock granted may not exceed the Award Limit or the Ownership Limit.

     AWARDS UNDER THE 1997 PLAN

     The 1997 Plan provides that, subject to the Award Limit and the Ownership Limit, the Committee may grant or issue stock options, restricted stock or performance awards, or any combination thereof, to any eligible employee whom the Committee determines is a key employee. Each grant or issuance will be set forth in a separate agreement between the person receiving the award and the Company and will indicate the type, terms and conditions of the award, as determined by the Committee consistent with the 1997 Plan.

     Options. Options granted to employees of the Company may be either nonqualified stock options ("NQSOs") or incentive stock options ("ISOs"). Any option granted to any employee of the Operating Partnership or its subsidiaries or any employee of AGC or its subsidiaries shall be a NQSO unless such individual is also an employee of the Company or its subsidiaries.

     NQSOs will provide for the right to purchase Common Stock at a specified price which may be less than fair market value on the date of grant (but not less than par value unless otherwise permitted by applicable state law

(if state law permits, the exercise price may be zero)). NQSOs may be granted for any term specified by the Committee.

     The exercise price of options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall not be less than 100% of the fair market value of Common Stock on the date the option is granted.

     ISOs will be designed to comply with the applicable provisions of the Code and will be subject to restrictions contained in the Code but may be subsequently modified by the Committee to disqualify them from treatment as an ISO. The exercise price of an ISO shall equal at least 100% of fair market value of Common Stock on the date the option is granted (or the date the option is modified, extended or renewed for purposes of Section 424(h) of the Code); provided, however, in the case of an ISO granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of the Company's stock (or the stock of any subsidiary or any parent corporation of the Company), the price per share must be at least 110% of the fair market value of such share on the date the option is granted (or the date the option is modified, extended or renewed for purposes of Section 424(h) of the Code). The term of ISOs shall not be more than ten years from the date granted, or five years from such date if the ISO is granted to an individual then owning more than 10% of the total combined voting power described in the preceding sentence.

     Options usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date. The Committee may accelerate the time at which options granted to employees become exercisable.

     Restricted Stock. Restricted Stock may be sold to eligible employees at various prices (but not below par value unless otherwise permitted by applicable state law (if state law permits, the purchase price may be zero)) and made subject to such restrictions as may be determined by the Committee. Generally, restricted stock may be repurchased by the Company immediately upon a restricted stockholder's termination of employment at the original purchase price if the restrictions have not then lapsed. In addition, unless provided otherwise by the Committee, if no consideration was paid by the restricted stockholder upon issuance, a restricted stockholder's rights in unvested restricted stock shall lapse upon termination of employment. In general, restricted stock may not be sold or encumbered, until restrictions are removed or expire. Subject to the restrictions imposed by the 1997 Plan and the restricted stock agreement, unless otherwise provided by the Committee, purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

     The Committee may provide for other terms and conditions with respect to awards of Restricted Stock, including, without limitations, in the case of awards to employees of the Operating Partnership, AGC, or their subsidiaries, the mechanism for transfer of the Restricted Stock to the grantee.

     A "Section 162(m) Participant" is any key employee designated by the Committee as a key employee whose compensation for the fiscal year in which the key employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The Committee may grant to Section 162(m) Participants restricted stock subject to restrictions which lapse upon the attainment of performance goals which are related to one or more of the following business criteria: (i) pre-tax income;
(ii) operating income; (iii) cash flow; (iv) earnings per share; (v) return on equity; (vi) return on invested capital or assets; (vii) cost reductions or savings; (viii) funds from operations; (ix) appreciation in the fair market value of Common Stock and (x) earnings before any one or more of the following items: interest, taxes, depreciation or amortization.

     Performance Awards. Performance Awards may be granted by the Committee to any key employee. Generally, performance awards will be based upon specific performance targets and may be paid in cash or in Common Stock or in a combination of both. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Company's Common Stock over a predetermined period. Performance awards may also include bonuses which may be payable in cash or in Common Stock or in a combination of both. The Committee may establish the exercise price or purchase price of Performance Awards, which may be zero. The Committee may provide for other terms and conditions with respect to grants of Performance Awards, including, without limitation, in the case awards to employees of the Operating Partnership, AGC or their subsidiaries, the mechanism for the transfer of rights under such Performance Awards to the grantee.

     A "Section 162(m) Participant" is any key employee designated by the Committee as a key employee whose compensation for a given fiscal year in which the key employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The Committee may grant to Section 162(m) Participants performance awards that vest upon the attainment of performance goals which are related to one or more of the following business criteria: (i) pre-tax income; (ii) operating income; (iii) cash flow; (iv) earnings per share; (v) return on equity; (vi) return on invested capital or assets; (vii) cost reductions or savings; (viii) funds from operations; (ix) appreciation in the fair market value of Common Stock and (x) earnings before any one or more of the following items: interest, taxes, depreciation or amortization.

     1997 PLAN BENEFITS

     The benefits, amounts and values to be received under the 1997 Plan by the Named Executive Officers (as defined in "Executive Compensation--Summary Compensation Table"), individually and as a group, and by other employees of the Company, the Operating Partnership or AGC, or their subsidiaries, are not determinable; provided, however, that in any calendar year no individual, including a Named Executive Officer, may receive Options, awards of Restricted Stock or Performance Awards under the 1997 Plan in excess of the Award Limit.

     CONSIDERATION

     Except as the Committee may otherwise provide, in consideration of the granting of an option or performance award or the award of restricted stock, the employee must agree in the written award agreement to remain an employee of the Company, the Operating Partnership, or AGC, or a subsidiary thereof, for at least one year (or such shorter period as may be fixed in the agreement or by actions of the Committee following the grant) after the option or award is granted.

     RESTRICTIONS WITH RESPECT TO OPTIONS, PERFORMANCE AWARDS AND RESTRICTED
     STOCK

     An option or performance award will not be exercisable, a performance award will not be payable and restricted stock shall not be awarded and restrictions on restricted stock shall not lapse if such exercise, payment, award or lapse would result in, or in the sole and absolute discretion of the Committee would likely result in, any of the following: (i) the optionee's, grantee's or restricted stockholder's or any other person's ownership of Common Stock in violation of the Ownership Limit; (ii) income to the Company that could impair the Company's status as a real estate investment trust, within the meaning of Sections 856 through 860 of the Code; or (iii) a transfer, at any one time, of more than 0.1% (measured in value or in number of shares, whichever is more restrictive) of the Company's total Common Stock (as defined in the Company's Articles of Incorporation) from the Company to the Operating Partnership pursuant to the provisions of the 1997 Plan. In addition, no optionee, grantee or restricted stockholder shall have any rights to acquire Common Stock or any other right under the 1997 Plan which would otherwise be prohibited under the Company's Articles of Incorporation.

     To the extent that the aggregate fair market value of stock with respect to which ISOs are first exercisable during any calendar year (under the 1997 Plan and all other incentive stock option plans of the Company, any subsidiary and any parent corporation) exceeds $100,000, such options shall be treated as NQSOs to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For this purpose, the fair market value of the stock shall be determined as of the time the option with respect to such stock is granted.

     Options may be exercised by compliance with certain prescribed procedures. The option price must be paid in cash upon exercise unless the Committee in its discretion allows payment through (i) a delay in payment for up to thirty days;
(ii) delivery of shares of Common Stock with a fair market value on the date of delivery equal to the aggregate option price; (iii) the surrender of shares issuable upon exercise of the option; (iv) the delivery of other property that constitutes good and valuable consideration; (v) delivery of a full recourse promissory note; (vi) delivery of a market sell order with a broker directing the broker to pay the exercise price from the net proceeds; or (vii) by a combination of these methods described in (ii), (iii), (iv), (v) or (vi). The Committee may make loans to employees in connection with the exercise or receipt of options or performance awards, or the vesting of restricted stock.

     The Committee may, as a condition of the exercise of any option, restricted stock or performance award, require that the grantee deliver such representations and documents as it deems necessary to effect compliance with applicable federal and state securities laws and regulations. The Committee may also take whatever action it deems appropriate to effect such compliance.

     Upon the exercise of an option by an employee of the Operating Partnership, AGC or their respective subsidiaries, the Company will transfer to such optionee only a number of shares (the "Optionee Purchased Shares") with an aggregate fair market value equal to the exercise price paid by the optionee. The Company will sell to the Operating Partnership a number of shares (the "Partnership Purchased Shares") equal to the difference between (A) the quotient of (i) the aggregate exercise price of all shares subject to such option, divided by (ii) the per share exercise price of Common Stock subject to such option, less (B) the Optionee Purchased Shares. The price to be paid by the Operating Partnership for the Partnership Purchased Shares shall be an amount equal to the product of the number of Partnership Purchased Shares, multiplied by the fair market value of a share of Common Stock at the time of the exercise of the option. If the optionee at issue is an employee of the Operating Partnership or its subsidiaries, the Operating Partnership shall transfer such Partnership Purchased Shares to the optionee for no additional consideration. If the optionee at issue is an employee of AGC or its subsidiaries, the Operating Partnership shall transfer such Partnership Purchased Shares to AGC, and AGC shall transfer such shares to the optionee for no additional consideration.

     As soon as practicable after receipt by the Company of payment for the shares with respect to the exercise of an option, the Company may contribute to the Operating Partnership an amount of cash equal to such payment and the Operating Partnership shall issue an additional General Partnership Interest to the Company on the terms set forth in the Partnership Agreement.

     ACCELERATION AND TERMINATION UPON CORPORATE EVENTS AND TRANSACTIONS

     In the event of any "Corporate Transaction" (as defined above under the subsection entitled "Description of the 1997 Plan") or other transaction or event described above with respect to the adjustment provisions of the 1997 Plan or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Committee may take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 1997 Plan or with respect to any option, restricted stock or performance awards to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

          (i) Provide for either the purchase of any such option or performance award or any restricted stock for an amount of cash equal to the amount that could have been attained upon the exercise of such option or award or realization of the grantee's rights had such option or award been currently exercisable or payable or fully vested or the replacement of such option or award with other rights or property selected by the Committee in its sole discretion;

          (ii) Provide that the option, performance award or restricted stock cannot vest, be exercised or become payable after such event;

          (iii) Provide that for a specified period of time prior to such transaction or event, such option or award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the provisions of the 1997 Plan or such option or award regarding the exercisability of the option, performance award or restricted stock;

          (iv) Provide that upon such event, such option or award shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

          (v) Make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding options or performance awards and in the number and kind of outstanding restricted stock and/or in the terms and conditions of (including the exercise price), and the criteria included in, outstanding options, performance awards and restricted stock as well as options, performance awards and restricted stock which may be granted in the future.

          (vi) Provide that for a period prior to such event, the restrictions imposed upon some shares of restricted stock terminate, and that some or all shares of such restricted stock cease to be subject to repurchase or forfeiture after such transaction or event.

     Furthermore, in the event of any Corporate Transaction (as defined above under the subsection entitled "Description of the 1997 Plan"), each outstanding option, performance award and restricted stock award shall, immediately prior to the effective date of the Corporate Transaction, automatically become fully exercisable or payable for all of the shares of Common Stock at the time subject to such rights or fully vested, as applicable, and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding right shall not so accelerate if and to the extent: (i) such right is, in connection with the Corporate Transaction, either to be assumed by the successor or survivor corporation (or parent thereof) or to be replaced with a comparable right with respect to shares of the capital stock of the successor or survivor corporation (or parent thereof) or (ii) the acceleration of exercisability or such right is subject to other limitations imposed by the Committee at the time of grant. The determination of comparability of rights under clause (i) above shall be made by the Committee, and its determination shall be final, binding and conclusive.

     No adjustment or action described above or in any other provision of the 1997 Plan shall be authorized to the extent such adjustment or action would cause the 1997 Plan to violate Section 422(b)(1) of the Code. With respect to options or other awards intended to qualify as performance-based compensation under Section 162(m) except that, to the extent permitted by Section 162(m) of the Code or the regulations thereunder, options, performance awards and awards of restricted stock may, as determined by the Committee in its sole and absolute discretion, become exercisable or payable or may vest upon a "change or ownership or control" (within meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Code, no adjustment or action described above or in any other provision of the 1997 Plan shall be authorized to the extent that such adjustment or action would cause such option or other award to fail to so qualify under Section 162(m). Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Committee determines that the option, restricted stock or performance award is not to comply with such exemptive conditions.

     MISCELLANEOUS PROVISIONS

     For purposes of the 1997 Plan, if Common Stock is traded on an exchange, the fair market value of a share of the Common Stock as of a given date will be the closing price of a share of Common Stock on the principal exchange on which such shares are then trading, or as reported on any composite index which includes such principal exchange, on the trading day previous to such date, or, if the shares are not traded on the trading day previous to such date, then on the next preceding trading date on which a trade occurred. The 1997 Plan provides for alternative definitions of fair market value of Common Stock in the event that the Common Stock ceases to be traded on an exchange.

     No option, restricted stock or performance award granted under the 1997 Plan may be assigned, sold, pledged or transferred by the grantee, except by will or the laws of descent and distribution or pursuant to a "qualified domestic relations order," unless and until such options or awards have been exercised or the shares underlying such options or awards have been issued and all applicable restrictions have lapsed. During the lifetime of a grantee, an option or performance award may be exercised only by the grantee unless such option or performance award has been disposed of pursuant to a "qualified domestic relations order." No option, restricted stock or performance award or interest or right therein or part thereof will be liable for the debts, contracts or engagements of the grantee or the grantee's successors in interest or will be subject to disposition by transfer, alienation, pledge, encumbrance, assignment or any other means, whether voluntary, involuntary or by operation of law, except to the extent that such disposition is permitted by the first sentence of this paragraph.

     Persons receiving options will not be, nor have any of the rights or privileges of, stockholders of the Company as to shares covered by the option until such shares are issued by the Company and delivered to such persons.

     Restricted Stock and shares acquired through the exercise of an option or pursuant to performance award shall be subject to the restrictions on ownership and transfer set forth in the Company's Articles of Incorporation. The Committee, in its discretion, may impose such restrictions on the transferability of shares purchasable upon exercise of an option or performance award as it deems appropriate. Any such restriction shall be set forth in the respective stock option or performance award agreement and may be referred to on the certificates evidencing such shares. The Committee may require the employee to give prompt notice of any disposition of shares of Common Stock, acquired by exercise of an ISO, within two years from the date such option is granted (or the date the option is modified, extended or renewed for purposes of Section 424(h) of the Code) or one year after the transfer of such shares to such employee.

     The Company, the Partnership and AGC may require participants to discharge withholding tax obligations in connection with the exercise of any option granted under the 1997 Plan, the exercise or payment of any performance award, or the lapse of restrictions on restricted stock. The Committee may in its discretion allow a grantee to use shares held by or to be issued to such grantee to discharge tax withholding obligations related to exercise of options or receipt of other awards.

     AMENDMENT AND TERMINATION

     Generally, the 1997 Plan can be amended, modified, suspended or terminated by the Board of Directors or the Committee. Without approval of the Company's stockholders given within twelve months before or after the action by the Committee or the Board of Directors, however, no action of the Committee or the Board of Directors may increase the limits imposed on the maximum number of shares which may be issued under the 1997 Plan or modify the Award Limit (except for adjustments as described above), and no action of the Committee or the Board of Directors may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. No amendments, suspension or termination of the 1997 Plan will, without the consent of the participant, affect such person's rights under an award previously granted, unless the award itself otherwise expressly so provides. No termination date is specified for the 1997 Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of the material U.S. federal income tax consequences to U.S. participants in the 1997 Plan, and is intended for general information only. The discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality. Depending on the interaction of Section 83(a) of the Code with the provisions of Rule 16b-3 which apply to the 1997 Plan at the time of the grant of options, restricted stock and performance awards, the tax consequences to persons subject to Section 16 of the Exchange Act may be different from the general consequences described below.

     Section 162(m). Under Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total annual compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) paid for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the
Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "qualified performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options will satisfy the performance-based exception if the awards are made by a qualifying compensation committee under a plan that has been approved by the Company's stockholders, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Restricted stock granted under the 1997 Plan, if any, will qualify as "qualified performance-based compensation" for purposes of
Section 162(m) only if such restricted stock vests upon preestablished objective performance goals, the material terms of which are disclosed to and approved by the stockholders of the Company and certain other conditions are satisfied. Performance awards granted under the 1997 Plan, if any, will qualify as "qualified performance based compensation" for purposes of Section 162(m) only if such performance awards vest or become exercisable upon preestablished objective performance goals, the material terms of which are disclosed to and approved by the stockholders of the Company and certain other conditions are satisfied.

     It is the practice of the Committee to attempt to have all compensation treated as tax-deductible compensation wherever, in the judgment of the Committee, to do so would be consistent with the objectives of the compensation plan under which the compensation is paid. Accordingly, the Board of Directors is asking stockholders to approve the 1997 Plan in compliance with requirements of Section 162(m). In general, the Company intends to comply with other requirements of the performance-based compensation exclusion under Section 162(m) with respect to option grants, including option pricing requirements and requirements governing the administration of the 1997 Plan, so that, upon stockholder approval of the 1997 Plan, the deductibility of compensation paid to top executives thereunder is not expected to be disallowed.

     Nonqualified Stock Options. For federal income tax purposes, the recipient of NQSOs granted under the 1997 Plan will not have taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NQSOs the optionee will realize ordinary income, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. Subject to the deductibility limits of Section 162(m), upon exercise of a NQSO by an employee of the Company or a Company Subsidiary, the Company will be entitled to a deduction in an amount equal to such difference. An optionee's basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO.

     The tax consequence resulting from the exercise of a NQSO through delivery of already-owned Company shares are not completely certain. In published rulings, the Internal Revenue Service has taken the position that, to the extent an equivalent value of shares is acquired, the optionee will recognize no gain and the employee's basis in the stock acquired upon such exercise is equal to the employee's basis in the surrendered shares, that any additional shares acquired upon such exercise are compensation to the employee taxable under the rules described above and that the employee's basis in any such additional shares is their then-fair market value.

     Incentive Stock Options. There is no taxable income to an optionee when an ISO is granted to him or when that option is exercised; provided, however, that upon exercise the optionee's alternative minimum taxable income will generally include an amount equal to the difference between the option exercise price and the fair market value at the time of exercise. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event, the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates, and, subject to the deductibility limits of Section 162(m), the Company will be entitled to a deduction to the extent the employee must recognize ordinary income. An ISO exercised more than three months after an optionee's retirement from employment, other than by reason of death or disability, will be taxed as a NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. Subject to the deductibility limits of Section 162(m), the Company will be entitled to a tax deduction equal to the ordinary income, if any, realized by an employee of the Company or a Company subsidiary.

     The tax consequences resulting from the exercise of an ISO through delivery of already-owned shares of Common stock are not completely certain. In published rulings and proposed regulations, the Internal Revenue Service has taken the position that generally the employee will recognize no income upon such stock-for-stock exercise, that, to the extent an equivalent number of shares is acquired, the employee's basis in the shares acquired upon such exercise is equal to the employee's basis in the surrendered shares increased by any compensation income recognized by the employee, that the employee's basis in any additional shares acquired upon such exercise is zero and that any sale or other disposition of the acquired shares within the one- or two-year period described above will be viewed first as a disposition of the shares with the lowest basis.

     Restricted Stock. An employee to whom restricted stock is issued will not have taxable income upon issuance and the Company will not then be entitled to a deduction unless the employee, with the consent of the Company, makes an election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to repurchase by the Company, the employee will realize ordinary income and, subject to the deductibility limits of Section 162(m), the Company will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor. Grantees of restricted stock may not make an election under Section 83(b) of the Code without the consent of the Company. If an election is made under Section 83(b) with respect to restricted stock, the employee will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefor and, subject to the deductibility limits of Section 162(m) of the Code, the Company will be entitled to a deduction in the same amount.

     Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or Common Stock, the participant generally will recognize ordinary income, and, subject to the deductibility limits of Section 162(m) of the Code, the Company will be entitled to a corresponding deduction.

                              EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of each of the Company's executive officers.

NAME                         AGE                     POSITION
----                         ----                    --------
Richard C. Price...........   42       President and Director
Edward R. Sause............   42       Executive Vice President, Chief Financial
                                       Officer, Secretary and Director
Scott S. Thompson..........   39       General Counsel and Chief Leasing Officer

     In addition to Messrs. Richard C. Price and Edward R. Sause, whose biographies appear above, the following person is an executive officer of the
Company:

     Scott S. Thompson has served as the Company's General Counsel and Chief Leasing Officer since July 1993. Prior to joining the Company in July 1993, Mr. Thompson was a partner with the Los Angeles law firm of Gilchrist & Rutter where he specialized in real estate transactions and commercial, industrial and retail leasing. Mr. Thompson joined Gilchrist & Rutter in June 1987.

     In April 1997, Edward R. Sause is expected to resign as an officer of the Company to become an officer and director of AGC. Mr. Sause thereafter will continue to be a director of the Company and, if approved by the Company's Board of Directors and the Independent Committee, will serve as a consultant to the Company. It is currently anticipated that following Mr. Sause's resignation as Executive Vice President, Chief Financial Officer and Secretary of the Company, Paul W. Major will be appointed to serve as Senior Vice President-Acquisitions of the Company, William C. Regan will be appointed to serve as Vice President-Controller of the Company, Neil M. Miller will be appointed to serve as Vice President-Finance of the Company and Scott S. Thompson will be appointed to serve as the Company's Secretary. Mr. Major currently is Vice President-Acquisitions of the Company, Mr. Regan currently is Controller of the Company and Mr. Miller currently is Associate General Counsel of the Company. Such appointments are subject to approval by the Company's Board of Directors.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     As of the close of business on March 26, 1997, the Company had outstanding 12,364,320 shares of Common Stock. The following table sets forth information as to the number of shares of Common Stock beneficially owned as of March 26, 1997 by (i) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each director of the Company, (iii) the Chief Executive Officer and other named executive officers, and (iv) the Company's directors and executive officers as a group.

                                         AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER(1)            BENEFICIAL OWNERSHIP (2)           PERCENT OF CLASS
---------------------------            ------------------------           ----------------
David G. Price   .......................   3,346,177 (3)                        22.3%

Richard A. Archer   ....................       7,500 (4)                          *

John C. Cushman, III   .................      17,000 (4)                          *

Bruce Karatz   .........................       7,600 (4)                          *

Charles S. Paul   ......................      10,000 (4)                          *

Richard C. Price   .....................     160,000 (5)                         1.3%

Edward R. Sause   ......................     180,550 (6)                         1.4%

Scott S. Thompson   ....................      34,500 (7)                          *

All directors and executive officers
as a group (8 persons)   ...............      3,763,327                         24.6%

----------------------

*    Less than 1%
(1) Unless otherwise indicated, the address for each named person is c/o National Golf Properties, Inc., 2951 28th Street, Suite 3001, Santa Monica, California 90405.
(2) For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of shares of Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.
(3) Includes 673,475 shares of Common Stock owned of record by the Price Trust of which David G. Price is the sole trustee, and David G. Price, his wife Dallas P. Price and their children are the beneficiaries, and 2,672,702 shares of Common Stock issuable upon exchange of 2,672,702 OP Units beneficially owned by Mr. Price. Does not include 5,404,268 shares of Common Stock issuable upon exchange of an additional 5,404,268 OP Units beneficially owned by Mr. Price which presently are not entitled to be exchanged pursuant to the terms of the OP Partnership Agreement. Exchange of any of the OP Units beneficially owned by Mr. Price is subject to the ownership limit contained in the Company's Articles of Incorporation (the "Ownership Limit"), which prohibits the actual or constructive ownership of more than 9.8% of the outstanding shares of Common Stock by any person. Without regard to the Ownership Limit and the limitation on the exchange of OP Units contained in the OP Partnership Agreement, all 8,076,970 OP units beneficially owned by Mr. Price presently would be exchangeable into 8,076,970 shares of Common Stock and the total amount and percentage of shares of Common Stock beneficially owned by Mr. Price as of March 26, 1997 would be 8,750,445 and 42.8%, respectively.

(4) Includes 4,000 shares of Common Stock issuable upon exercise of options that are presently exercisable and excludes 2,000 shares of Common Stock subject to options that are not exercisable within 60 days.
(5) Includes 16,000 shares of Common Stock that Richard C. Price is entitled to vote but that are subject to forfeiture upon termination of his employment and various other restrictions, 75,000 shares of Common Stock that presently are issuable upon exchange of 75,000 OP Units owned by Mr. Price, and 45,000 shares of Common Stock issuable upon exercise of options that presently are exercisable. Does not include 15,000 shares of Common Stock subject to options that are not exercisable within 60 days and shares of Common Stock issuable upon exchange of 11,185 OP Units that presently are not exchangeable. Richard C. Price currently is the beneficial owner of 86,185 OP Units, which constitute less than 1% of all OP Units outstanding.
(6) Includes 56,000 shares of Common Stock that Mr. Sause is entitled to vote but that are subject to forfeiture upon termination of his employment and various other restrictions, 55,550 shares of Common Stock that are presently issuable upon exchange of all of the 55,550 OP Units owned by Mr. Sause, and 45,000 shares of Common Stock issuable upon exercise of options that are presently exercisable. Does not include 55,000 shares of Common Stock subject to options that are not exercisable within 60 days.
(7) Includes 22,000 shares of Common Stock that Mr. Thompson is entitled to vote but that are subject to forfeiture upon termination of employment and various other restrictions and 7,500 shares of Common Stock issuable upon exercise of options that presently are exercisable. Does not include 7,500 shares of Common Stock subject to options that are not exercisable within 60 days.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the two other executive officers of the Company (the "Named Executive Officers") for the fiscal years ended December 31, 1996, 1995 and 1994:

                                            ANNUAL COMPENSATION                  LONG TERM COMPENSATION
                                            -------------------           ------------------------------------
                                                                                AWARDS              PAYOUTS
                                                                          ------------------    --------------
                                                                                    SECURITIES
                                                                     RESTRICTED     UNDERLYING
                                                                       STOCK         OPTIONS/        LTIP         ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR      SALARY    BONUS     AWARDS(1)       SARS(#)       PAYOUTS(3)     COMPENSATION(4)
---------------------------            ----      ------    -----     ----------     ----------     ----------     ---------------
Richard C. Price...................    1996      $215,798   $86,319      --              --         $217,920          $2,250
  President                            1995      $210,535   $84,214      --              --         $170,920          $2,250
                                       1994      $205,000   $82,000      --              --         $171,920          $2,250

Edward R. Sause....................    1996      $215,798   $86,319      (2)         40,000         $217,920          $2,250
  Executive Vice President, Chief      1995      $210,535   $84,214      --              --         $170,920          $2,250
  Financial Officer and Secretary      1994      $205,000   $82,000      --              --         $171,920          $2,250

Scott S. Thompson..................    1996      $140,000   $35,000      (2)             --         $108,960          $2,250
  General Counsel and Chief            1995      $131,584   $25,000      --              --         $ 85,460          $2,250
  Leasing Officer                      1994      $128,125   $25,000      --              --         $ 85,960          $1,041

(1) The aggregate number and value of shares of restricted stock, all of which shares are designated as long term incentive awards, held by each Named Executive Officer as of December 31, 1996, were as follows: Mr. Richard C. Price, 16,000 shares valued at $506,000; Mr. Sause, 56,000 shares valued at $1,771,000; and Mr. Thompson, 13,000 shares valued at $411,125. Such shares represent the unvested portion of the 40,000, 40,000 and 20,000 shares of restricted stock awarded to Messrs. Price, Sause and Thompson, respectively, in 1993. All such shares vest on a pro-rata basis over a five year period, and unvested shares are subject to continued employment and certain additional conditions such as financial performance of the Company. During the period in which any restrictions apply, holders of restricted stock are entitled to receive all dividends or other distributions paid with respect to such stock.
(2) Restricted stock awards are subject to performance restrictions and are designated as long-term incentive awards.
(3) Represents the market value of the shares of restricted stock that vested in 1996, 1995 and 1994 as of the vesting date.
(4)  Represents contributions to the Company's 401(k) Retirement Plan.

STOCK OPTION GRANTS

     The following table provides information on options to purchase Common Stock granted in 1996 to the Named Executive Officers pursuant to the Company's Stock Incentive Plan:

                    INDIVIDUAL GRANTS OF STOCK OPTIONS (1)

                                  Number of            % of Total
                                  Securities          Option Shares
                                  Underlying           Granted to         Exercise or
                                   Options            Employees in        Base Price          Expiration             Grant Date
        Name                       Granted             Fiscal Year        per Share (2)          Date             Present Value (4)
-----------------------           ----------          -------------       -------------       ----------          -----------------
Richard C. Price..............        --                  --                      --                  --                     --
Edward R. Sause...............    40,000                 100                 $25.875          Jul 30, 2006 (3)      $245,368.00
Scott S. Thompson.............        --                  --                      --                   --                    --

(1)  Stock appreciation rights were not granted during 1996.
(2) Options are granted at the market price of Common Stock on the date of grant.
(3) 25% of these options will become exercisable at the end of each of the first four years following the date such options were granted.
(4) These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted during 1996 were in accordance with SFAS 123, as follows:
     (a) Expected Volatility -- The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life. The volatility was 19.6%.
     (b) Risk-Free Interest Rate -- The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free interest rate was 6.3%.
     (c) Dividend Yield -- The expected dividend yield was 1.3% based on the historical dividend yield over a period of time immediately preceding the grant date equal in length to the expected life of the grant.
     (d) Expected Life -- The expected life of the grant was four years, calculated based on the historical expected life of previous grants.
     (e) Forfeiture Rate -- Under SFAS 123, forfeitures may be estimated or assumed to be zero. The forfeiture rate was assumed to be zero.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information related to the exercise of stock options during the year ended December 31, 1996 by each of the Named Executive Officers and the 1996 fiscal year-end value of unexercised options.

                                                                     NUMBER OF SECURITIES
                                                                          UNDERLYING              VALUE OF
                                                                         UNEXERCISED             UNEXERCISED
                                                                        OPTIONS/SARS            IN-THE-MONEY
                                    SHARES                                  AT FY-END         OPTIONS/SARS AT FY-
                                   ACQUIRED            VALUE              EXERCISABLE/         END EXERCISABLE/
NAME                              ON EXERCISE         REALIZED            UNEXERCISABLE        UNEXERCISABLE (1)
----                              -----------         ---------      ----------------------   -------------------
Richard C. Price   .............       --                  N/A          45,000/15,000          $506,250/168,750
Edward R. Sause   ..............       --                  N/A          45,000/55,000          $506,250/398,750
Scott S. Thompson   ............   15,000              $94,425            7,500/7,500          $  84,375/84,375

(1) Calculated on the basis of the closing price per share of Common Stock on the NYSE of $31.625 on December 31, 1996, the last trading day in fiscal 1996.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS


     On August 18, 1993, the Company entered into employment agreements with Richard C. Price and Edward R. Sause. Each agreement was for an initial term of two years that is automatically extended for an additional year on the expiration of the initial term and each anniversary thereafter unless earlier terminated pursuant to the terms of the agreements. Each agreement provides for a base salary for the twelve calendar months beginning August 18, 1993 at the annual rate of $200,000 to be adjusted annually at the discretion of the Company's Board of Directors, but at a minimum to reflect increases in the Consumer Price Index. The agreements provide for bonus compensation on the terms set forth below.

     Each agreement includes provisions restricting the officers from competing, directly or indirectly, with the Company or the Operating Partnership during employment and, except in certain circumstances, for one year after termination of employment. Each of the employment agreements provide for certain severance payments in the event of disability or termination by the Company without cause or by the employee with good reason.

     The Company generally will have cause to terminate Mr. Price's and Mr. Sause's employment if they (1) engage in acts or omissions with respect to the Company which constitute intentional misconduct or a knowing violation of law;
(2) personally receive a benefit in money, property or services from the Company or from another person dealing with the Company in violation of law; (3) breach their non-competition covenant with the Company; (4) breach their duty of loyalty to the Company; (5) engage in gross negligence in the performance of their duties; or (6) frequently and repeatedly fail to perform services that have been reasonably requested of them by the Company's Board of Directors and which are consistent with the terms of the employment agreements.

     Mr. Price and Mr. Sause generally will have good reason to terminate their employment with the Company in the event of any reduction in their compensation without their consent, any material breach or default by the Company under the employment agreements or any substantial diminution in their respective duties.

     The Compensation Committee established incentive compensation arrangements for its executive officers and certain key employees beginning in 1993. These arrangements provide that each executive officer and covered key employee will earn a cash bonus if certain targets specified for each participant are met. The amount of cash bonus to Company employees is based on a formula determined for each employee by the Compensation Committee but will not exceed 50% of base salary. Pursuant to his employment agreement, Mr. Sause's bonus with respect to each fiscal year of his employment will, if the Company satisfies the performance targets specified by the Compensation Committee, be equal to 40% of his base salary for such fiscal year.

     Mr. Sause is expected to resign as Executive Vice President, Chief Financial Officer and Secretary of the Company in April 1997 in order to assume the role of principal financial officer and director at AGC. Subject to approval of the Company's Board of Directors and the Independent Committee, upon Mr. Sause's resignation, his existing employment agreement with the Company will be terminated and replaced with a consulting agreement pursuant to which Mr. Sause will continue to provide certain services to the Company on an as-needed basis. Mr. Sause also will continue to serve as a director of the Company. See "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Messrs. Cushman and Paul, neither of whom is or has been an officer or employee of the Company. For a description of the background of each of these individuals, see "Election of Directors--Directors Continuing in Office."

   BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report and the Stock Performance Graph shall be deemed not to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

     Compensation and benefit practices of the Company are established and governed by the Compensation Committee, which is made up of two Independent Directors. The Compensation Committee is chartered to establish the general compensation policy of the Company, to review and approve compensation of the executive officers of the Company and to administer all of the Company's employee benefit plans. The Compensation Committee reviews the Company's overall compensation program to assure that it (i) is reasonable and consistent with competitive practices, (ii) adequately recognizes performance, and (iii) meets the Company's overall compensation and business objectives.

COMPENSATION PHILOSOPHY

     The primary focus of the Company's compensation program is to create value for stockholders. The Committee attempts to promote desired financial and operational results by attracting, motivating and assisting in the retention of key employees with outstanding ability. In addition, the compensation program is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect the Company profits. In this regard, the compensation program is designed to balance short and long-term incentive compensation to achieve desired results and above all to pay for performance. The Compensation Committee intends to establish policies regarding qualification of compensation under Section 162(m) of the Code to the extent it considers such policies appropriate.

COMPENSATION MIX

     The Company's executive compensation is based on three components designed in each case to accomplish the Company's compensation philosophy.

     Base Salary.   Salaries for executives are reviewed by the Compensation
Committee on an annual basis and may be increased based upon an assessment of the individual's contributions to the asset and financial growth of the

Company as well as competitive pay levels. The Compensation Committee generally targets base salary levels within the range of the 50th to 75th percentile of salaries paid by other publicly-traded REITS, with a desire to reward excellent results with incentive compensation consistent with the Company's pay-for-performance philosophy.

     Base salary levels for the Company's executive officers for 1996 fell in the middle part of the targeted range. The Compensation Committee has reviewed the base salary for each of the executive officers for 1996 and believes that such compensation is reasonable in view of the Company's performance and the contribution of those officers to that performance. The increases in base salary experienced by Mr. Price and Mr. Sause in 1996 represented cost-of-living increases provided for in their employment agreements. The increase in base salary experienced by Mr. Thompson in 1996 represented a merit increase as well as a cost-of-living increase.

     Annual Cash Incentive Awards.   Annual cash bonus incentive awards
generally are designed to protect stockholder interests by establishing a cash available for distribution or reinvestment performance target (the "Performance Target") which must be satisfied before any awards are paid to executive officers. The Performance Target is based on increases in FFO and, in the case of the Company's President (the "President"), the acquisitions made by the Company. To establish the Performance Target, the Compensation Committee sets goals for such criteria at the beginning of each year at a level considered to provide stockholders with an acceptable rate of return. For the 1996 Performance Target, these goals were adjusted upward from the goals set in the previous year to reflect expected performance of the Company's golf course portfolio. In addition to satisfying the Performance Target, bonus awards also are based on personal performance measured by the extent of which personal goals are achieved.

     A target award is established for each officer based on the level of his or her position and on competitive practices. The Compensation Committee approves each officer's target award. The target award is expressed as a percentage of salary and as a corresponding dollar amount. No award can exceed 50% of an officer's base salary. The Performance Target approved by the Compensation Committee was achieved in 1996. See "Executive Compensation--Summary Compensation Table."

     Stock Options and Restricted Stock. If the 1997 Plan is approved by the Company's stockholders, the Compensation Committee may grant stock options, restricted stock and performance awards to executives and other key employees of the Company pursuant to the 1997 Plan. In determining the grants of stock options, restricted stock and performance awards, the Compensation Committee takes into account, among other things, the competitive practice in the REIT industry, the respective scope of responsibility and the anticipated performance requirements and contributions to the Company of each proposed award recipient. Stock options, restricted stock and performance awards are designed to align the interest of executives with those of the stockholders. The Compensation Committee believes that significant equity interests in the Company held by the Company's management serve to retain and motivate management.

     President.   Mr. Richard C. Price, the President, is employed pursuant to a two-year employment agreement which became effective August 18, 1993. The terms of the employment agreement were determined when the terms of the Company's initial public offering were negotiated in August 1993, and not by the Compensation Committee. Pursuant to the employment agreement, the President receives base compensation of $200,000 per year with an annual CPI increase and is entitled to participate in the Company's bonus programs. Payment of the President's target award, which is set at 40% of base salary, depends on the Company's achievement of certain goals based on increases in FFO, total number of golf course acquisitions and aggregate total amount of investment in such acquisitions. These goals are established by the Compensation Committee based in part on the Company's annual business plan, which the President assists in formulating. The target awards for the Company's other executive officers are based solely upon the Company's achievement of increases in FFO. The Compensation Committee, of which the President is not a member, has sole discretion to determine whether the President's target award is paid.

The President's 1996 base salary was paid in accordance with this employment agreement, and the target award in the amount of $86,319 was also paid after the FFO goal was exceeded, and the other performance goals were achieved for the year.

                                  John C. Cushman, III
                                  Charles S. Paul


                            STOCK PERFORMANCE GRAPH

     The graph below compares cumulative total return of the Company, the S&P 500 Index and the NAREIT Equity REIT Total Return Index from August 12, 1993, the first day of trading of the Common Stock on the New York Stock Exchange, to December 31, 1996. The S&P 500 Index and the NAREIT Equity REIT Total Return Index for the month of August, 1993 have been prorated to arrive at the beginning index used in this graph. The comparison assumes $100 was invested on August 12, 1993 in the Company's Common Stock and each of the foregoing indices and assumes reinvestment of dividends before consideration of income taxes.


                       COMPARISON OF TOTAL RETURN AMONG
              NATIONAL GOLF PROPERTIES, INC., THE S&P INDEX AND
                   THE NAREIT EQUITY REIT TOTAL RETURN INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           NATIONAL GOLF  S&P          NAREIT
(Fiscal Year Covered)        PROPERTIES     500 INDEX    EQUITY
-------------------          ----------     ---------    ------
Measurement Pt-08/12/93      $100.00        $100.00      $100.00
FYE 09/30/93                 $103.07        $102.99      $107.47
FYE 12/31/93                 $110.07        $105.39      $ 99.53
FYE 03/31/94                 $ 98.79        $101.39      $102.92
FYE 06/30/94                 $108.82        $101.82      $104.82
FYE 09/30/94                 $105.35        $106.79      $102.67
FYE 12/31/94                 $117.42        $106.78      $102.69
FYE 03/31/95                 $106.93        $117.17      $102.52
FYE 06/30/95                 $115.98        $128.36      $108.55
FYE 09/30/95                 $123.13        $138.56      $113.66
FYE 12/31/95                 $131.22        $146.91      $118.91
FYE 03/31/96                 $148.11        $154.79      $118.16
FYE 06/30/96                 $143.92        $161.74      $123.42
FYE 09/30/96                 $168.06        $166.74      $131.50
FYE 12/31/96                 $193.43        $180.64      $156.29

     The stock performance depicted in the above graph is not necessarily indicative of future performance. The Stock Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such information be treated as soliciting material or specifically incorporates them by reference into a filing under the Securities Act or the Exchange Act.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 1, 1996, the Company exercised certain options to acquire two golf course properties owned by the Price Trust and two golf course properties owned by a partnership that is beneficially owned 90% by David G. Price and 10% by Richard C. Price (such four golf course properties collectively, the ''Option Golf Courses''). The Option Golf Courses previously collateralized certain participating mortgage loans (the "Loans") made by the Company to the prior owners of the Option Golf Courses in an aggregate principal amount of approximately $25.2 million, which Loans were guaranteed by AGC. In connection with acquiring the Option Golf Courses, (i) the Company assumed $25.2 million in aggregate principle amount of indebtedness, (ii) the Operating Partnership issued approximately 61,000 OP Units to the owners of the Option Golf Courses,
(iii) the Company agreed to pay AGC approximately $3 million as reimbursement for AGC's cost of constructing a clubhouse on one of the Option Golf Courses,
(iv) the Company agreed to reduce the base rent and modify the percentage rents payable by AGC on each of the Option Golf Courses so as to comport generally with other leases then in effect between AGC and the Company, and (v) the Company agreed to reduce the base rent payable by AGC with respect to the Company's Carolina Shores golf course, which was originally acquired by the Company at the time of its initial public offering, by $250,000 per year, beginning on July 1, 1996, for the remaining term of approximately 17 years.

     On May 14, 1996, the Operating Partnership entered into an Office Lease (the "Lease") with 2951 Company LLC, a California limited liability company that is majority-owned by David G. Price, with respect to approximately 5,100 square feet of commercial office space that the Company is using as its corporate headquarters. The term of the Lease is 12 years, commencing December 16, 1996. The Lease requires the Company to make monthly rental payments of approximately $9,500 for the first five years of the term, followed by a higher fixed monthly rental payment for the remaining seven years of the term. Cushman Realty Corporation, of which John C. Cushman, III, is President and Chief Executive Officer, represented 2951 Company LLC as its exclusive broker in its purchase of the office building which is subject to the Lease, for which Cushman Realty Corporation was paid $188,250.00 by the seller of such property.

     Robert Williams, a limited partner in the Operating Partnership, is the holder of a promissory note for approximately $2.1 million that the Company assumed at the time of the Company's initial public offering in 1993 in connection with the Company's acquisition of four golf courses from a corporation that previously had been 50% owned by Mr. Williams. Mr. Williams owns 75,003 OP Units, which could be exchanged for 75,003 shares of Common Stock.

     During 1994, the Operating Partnership entered into 16 leases with AGC with respect to 20 golf courses acquired in such year, during 1995, the Operating Partnership entered into eight leases with AGC with respect to 10 golf courses acquired in such year, and during 1996, the Operating Partnership entered into 12 leases with AGC with respect to 31 golf courses (including the 20 golf courses acquired from Golf Enterprises, Inc.). The aggregate initial annual base rent payable under such leases is approximately $8.8 million for the leases entered into in 1994, $7.3 million for the leases entered into in 1995 and $13.3 million for the leases entered into in 1996. Pursuant to the Company's Bylaws, the terms of all such leases were approved by the Independent Committee. The Company's General Counsel and Chief Leasing Officer, who has no prior affiliation with David G. Price or his affiliates (including AGC), assists the Independent Committee with respect to certain potential conflicts of interest between the Company and affiliates of David G. Price, including the negotiation, enforcement and renegotiation of all leases. David G. Price, the Chairman of the Board of Directors of the Company, owns approximately 70.5% of the outstanding common stock of AGC. Richard C. Price, the President and a director of the Company, together with his wife owns approximately 4.0% of the outstanding common stock of AGC. See "Election of Directors-Board of Directors Meetings; Committees and Compensation."

     Edward R. Sause is expected to resign as an officer of the Company to become an officer and director of AGC in April 1997. Following his resignation, it is currently anticipated that, subject to approval by the Company's Board of Directors and the Independent Committee, Mr. Sause will enter into a consulting agreement with the Company pursuant to which Mr. Sause will provide consulting services on an as-needed basis to the Company.

Such consulting services would consist of advising the Company on capital raising, budgeting, financial reporting, acquisitions, corporate governance and strategic planning. It is expected that Mr. Sause will be paid approximately $200.00 per hour for the consulting services he provides pursuant to such agreement. It is currently anticipated that, upon becoming an officer and director of AGC, AGC will issue to Mr. Sause shares of common stock of AGC and options to acquire shares of common stock of AGC.

     David G. Price currently intends to enter into an agreement with Paul W. Major pursuant to which Mr. Price will grant to Mr. Major an option to purchase shares of AGC common stock which, subject to certain vesting requirements (including full vesting in the event of a sale or certain other corporate transactions involving AGC), will enable Mr. Major to receive shares of AGC common stock. Subject to approval of the Company's Board of Directors, it is currently anticipated that Mr. Major will be appointed Senior Vice President-Acquisitions of the Company in April 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that each of Richard A. Archer, John C. Cushman, III, Bruce Karatz and Charles S. Paul failed to file a Form 5 for the year ended December 31, 1995 with respect to two grants of restricted stock and two grants of stock options made in 1995. Each of Messrs. Archer, Cushman, Karatz and Paul included such grants in a Form 5 filed for the year ended December 31, 1996.

                            APPOINTMENT OF AUDITORS

     Coopers & Lybrand L.L.P. audited the Company's financial statements for the year ended December 31, 1996 and has been the Company's auditors since the Company's formation in 1993. The Audit Committee of the Company's Board of Directors has selected the firm of Coopers & Lybrand L.L.P. as independent accountants for the Company for the fiscal year ending December 31, 1997. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting with an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     The proxy rules adopted by the SEC provide that certain proposals by the Company stockholders must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than December 4, 1997.

     The Company stockholders may also bring business for consideration at next year's Company Annual Meeting (the "1998 Meeting"). In addition to any other applicable requirements, the Company Bylaws provide that in order for business to be properly brought before the 1998 Meeting by a stockholder, the stockholder must give notice of such business in writing to the secretary of the Company. The notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than fifty days nor more than seventy-five days prior to the 1998 Meeting; provided, however that in the event that less than sixty-five days' notice or prior public disclosure of the date of the 1998 Meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the fifteenth day following the day on which such notice of the date of the 1998 Meeting was mailed or such public disclosure was made, whichever occurs first. A stockholder's notice to the secretary shall set forth (a) as to each matter the stockholder proposes to bring before the 1998 Meeting (i) a brief description of the business desired to be brought before such meeting and their reasons for conducting such business at such meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. Any stockholder business not meeting these requirements will not be brought before the 1998 Meeting.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. Other business may properly come before the Company Annual Meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

     The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 1996, is being mailed herewith to all stockholders of record. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS OF AGC, FOR THE YEAR ENDED DECEMBER 31, 1996 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO THE INVESTOR RELATIONS DEPARTMENT OF THE COMPANY, AT 2951 28TH STREET, SUITE 3001, SANTA MONICA, CALIFORNIA 90405.

     ALL STOCKHOLDERS ARE URGED TO IMMEDIATELY COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                  By Order of the Board of Directors,

                                  /s/ Edward R. Sause

                                  Edward R. Sause
                                  Executive Vice President
                                  and Secretary

Santa Monica, California
April 4, 1997

--------------------------------------------------------------------------------

                        NATIONAL GOLF PROPERTIES, INC.
                  ANNUAL MEETING OF STOCKHOLDERS--MAY 6, 1997
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned stockholder of NATIONAL GOLF PROPERTIES, INC., a Maryland corporation ("NGP"), revoking all prior proxies, does hereby nominate, constitute and appoint Richard C. Price and Edward R. Sause, or either of them, the true and lawful proxies, agents and attorneys-in-fact of the undersigned, with full power of substitution to vote all shares of common stock of NGP, standing in the name of the undersigned on NGP's books at the close of business on March 31, 1997, at the Annual Meeting of Stockholders to be held at DC3 Restaurant - Flight Room, 2800 Donald Douglas Loop North, Santa Monica, California on Tuesday, May 6, 1997 at 9:00 a.m. local time (or at any adjournments or postponements thereof) (the "Annual Meeting"), with all the powers which would be possessed by the undersigned if personally present, upon the following proposals described in the accompanying Proxy Statement dated April 4, 1997 (the "Proxy Statement").

                  (Continued and to be signed on other side)

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                                               Please mark
                                                               your votes    [X]
                                                               as in this
                                                                 example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NAMED NOMINEES AND "FOR" THE APPROVAL OF NGP'S 1997 EQUITY PARTICIPATION PLAN.


1. Election of Directors To vote for both of the following nominees: Richard
   A. Archer, David G. Price.
                                                            FOR        WITHHOLD
  For both nominees except: _________________________       [_]          [_]



2. Proposal to approve the 1997 Equity Participation Plan of NGP, National Golf Operating Partnership, L.P. and American Golf Corporation (the "1997 Plan").
                                                       FOR   AGAINST  ABSTAIN
                                                       [_]     [_]      [_]


3. In their discretion, to vote on any other matter that may properly come before the Annual Meeting and at any adjournments or postponements thereof.

 PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE TO ENSURE RECEIPT PRIOR TO THE ANNUAL MEETING. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                IF NO CONTRARY INSTRUCTION IS INDICATED ABOVE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE NAMED NOMINEES AND FOR APPROVAL OF THE 1997 PLAN.

                                The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders dated April 4, 1997 and Proxy Statement.

                                I PLAN TO ATTEND THE ANNUAL MEETING.  [_]

Signature(s) ____________________________   Date _______________________ , 1997
Note: Please sign name exactly as your name (or names) appears printed in the space above. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

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